Exhibit 99.1
FOR IMMEDIATE RELEASE
FEBRUARY 29, 2008

Investor Contact:	Crystal C. Bell, Investor Relations Specialist
Phone: (214) 721-9407

Media Contact:	Jill McMillan, Manager, Public & Industry Affairs
Phone: (214) 721-9271
CROSSTEX ENERGY REPORTS FOURTH-QUARTER AND FULL-YEAR 2007 RESULTS
Partnership Achieves Record Distributable Cash Flow in Fourth-Quarter 2007
Company Delivers Preliminary 2008 Guidance
DALLAS, February 29, 2008 -— The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation) today reported earnings for the fourth-quarter and full-year 2007.
Fourth-Quarter 2007 – Crosstex Energy, L.P. Financial Results
The Partnership realized record distributable cash flow of $41.1 million in the fourth quarter of 2007, or 5.64 times the amount required to cover its minimum quarterly distribution of $0.25 per unit and 1.61 times the amount required to cover its current distribution of $0.61 per unit. Distributable cash flow was $22.0 million in the fourth quarter of 2006. Distributable cash flow is a non-GAAP financial measure and is explained in greater detail under “Non-GAAP Financial Information.” There is a reconciliation of this non-GAAP measure to net income in the tables at the end of this news release.
The Partnership’s gross margin for the fourth quarter of 2007 increased 66 percent to $121.4 million, compared with $73.3 million in the corresponding 2006 period. Gross margin from the Midstream business segment rose $48.8 million, or 84 percent, to $106.6 million. The improvement was primarily due to increased throughput on all the Company’s pipeline systems, as well as improved operations at our Louisiana processing plants, and improved processing margins during the fourth quarter of 2007. Gross margin from the Treating segment was $14.8 million, compared with $15.5 million in the fourth quarter of 2006.
The Partnership reported net income of $14.1 million in the fourth quarter of 2007, compared with a net loss of $4.9 million in the fourth quarter of 2006. Net income per limited partner unit in the fourth quarter of 2007 was $0.31 per unit versus a net loss of $0.34 per unit in the fourth quarter of 2006.

The income per limited partner unit was impacted by the preferential allocation of net income to the general partner of $5.8 million in the fourth quarter of 2007, which represented the general partner’s incentive distribution rights less certain stock-based compensation costs. This allocation reduced the limited partners’ share of net income to $8.3 million in the quarter.
“In early 2007, we said the year would be a building one for Crosstex,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “Our dedicated employees did an outstanding job to execute our growth plan during the year. North Texas gathering volumes rose 240 percent, the result of our work to develop our gathering footprint in the Barnett Shale gas play. We also increased the capacity of the North Texas Pipeline that delivers gas to eastern markets from the Barnett Shale by 50 percent. In northern Louisiana, we built a major system expansion that is flowing at near capacity. We are continuing to find new synergies between Crosstex LIG and our southern Louisiana plants, as well as improving the efficiencies of those plants and finding new gas supplies for them.
“Overall, 2007 was a year of great achievement. Results exceeded our expectations, and we are well positioned to continue our strong track record in 2008,” Davis continued. “Our asset teams have identified key projects related to our existing infrastructures in North Texas, East Texas and Louisiana that will drive our growth in 2008 and beyond.”
During the fourth quarter 2007, the Partnership recorded a $9.9 million increase in operating expenses and a $6.6 million increase in general and administrative expenses. The increases were primarily associated with the build-out of the North Texas gathering systems and the northern Louisiana expansion. Interest expense rose to $21.6 million in the fourth quarter of 2007 from $15.6 million in the fourth quarter of 2006 due to greater debt from development activities. Depreciation and amortization expense increased $5.8 million in the fourth quarter of 2007 compared with the fourth quarter of 2006 due to the northern Louisiana expansion start-up in the second quarter of 2007 and the North Texas growth projects that were not in service in the fourth quarter of 2006.
Full-Year 2007 – Crosstex Energy, L.P. Financial Results
The Partnership’s distributable cash flow in 2007 was $116.0 million, an increase of 42 percent from distributable cash flow of $81.9 million in 2006. This is 4.17 times the amount required to cover the minimum quarterly distribution and 1.28 times the amount required to cover the Partnership’s distributions of $90.8 million.
The Partnership’s gross margin in 2007 rose 41 percent to $383.6 million from $272.5 million in 2006, primarily due to greater system throughput on the Partnership’s North Texas Pipeline and gathering systems, improved operations in our Louisiana processing business, the completion of the northern Louisiana expansion in April 2007, and a favorable pricing environment for natural gas liquids. The Midstream segment contributed $108.3 million to the increase, and the Treating segment provided $2.8 million.
In 2007, the Partnership reported net income of $13.9 million, compared with a net loss of $4.2 million in 2006. Operating expenses increased to $127.8 million in 2007 from $101.0 million in 2006, primarily due to the growth projects completed during 2007. General and administrative expenses in 2007 increased to $61.5 million from $45.7 million in 2006. The higher amount was related to staffing increases from expanded operations in the North Texas region and in northern Louisiana. Interest expense rose to $77.8 million in 2007 from $51.2 million in 2006 primarily due to increased debt from prior acquisitions and growth projects undertaken in 2007. Depreciation and amortization expense increased $26.2 million, primarily the result of additional North Texas assets in service and the start-up of the northern Louisiana expansion.

The net loss per limited partner unit in 2007 was $0.20 per unit versus a net loss of $1.09 per unit in 2006. The loss per limited partner unit was impacted by the preferential allocation of net income to the general partner of $19.3 million in 2007, which represented the general partner’s incentive distribution rights less certain stock-based compensation costs. This allocation reduced the limited partners’ share of the net income to a loss of $5.4 million for the year.
Fourth-Quarter 2007 – Crosstex Energy, Inc. Financial Results
The Corporation reported net income of $7.7 million for the fourth quarter of 2007, compared with net income of $0.5 million for the comparable period in 2006. Net income in the fourth quarter of 2007 included a noncash net gain after income taxes of $2.6 million from the issuance of 1.8 million Partnership units in the fourth quarter 2007. The Corporation’s net income before gain on issuance of partnership units, income taxes and interest of noncontrolling partners in the net income of the Partnership was $13.8 million in the fourth quarter of 2007, compared with a net loss of $5.4 million in the fourth quarter of 2006.
The Corporation’s share of Partnership distributions, including distributions on the Corporation’s 10 million participating limited partner units, its two percent general partner interest and the incentive distribution rights, was $13.9 million in the fourth quarter of 2007, compared with $11.5 million in the fourth quarter of 2006. The recently announced increase in the Partnership’s distribution of $0.02 per unit and the issuance of 1.8 million Partnership units that are subject to incentive distribution rights in the fourth quarter 2007 raised the Corporation’s share of distributions $1.3 million to $13.9 million from $12.6 million in the third quarter of 2007.
Full-Year 2007 – Crosstex Energy, Inc. Financial Results
The Corporation reported net income of $12.2 million for 2007, compared with net income of $16.5 million for the comparable period in 2006. The net income in 2007 includes a noncash net gain after income taxes of $2.6 million from the issuance of Partnership units in 2007 and $10.8 million in 2006. The Corporation’s net income before gain on issuance of partnership units, income taxes and interest of noncontrolling partners in the net income of the Partnership was $12.6 million in 2007, compared with a net loss of $4.6 million in 2006. The Corporation’s share of Partnership distributions, including distributions on the Corporation’s 10 million participating limited partner units, its two percent general partner interest and the incentive distribution rights, was $49.9 million in 2007 compared with $43.8 million in 2006.

Crosstex Provides Preliminary 2008 Guidance
The Partnership estimates 2008 net income of $47 million to $54 million and distributable cash flow of $159 million to $180 million. Total maintenance capital expenditures are expected to be $19 million to $23 million in 2008 or $8 million to $12 million higher than 2007. The increase in maintenance capital reflects the expansion of Crosstex’s asset base and scheduled periodic maintenance of some of the Partnership’s processing plants. The $9 million internal charge for the cost of natural gas liquids puts in 2007 was fully amortized and will not be charged to distributable cash flow in 2008 and beyond.
“In 2007, Crosstex spent approximately $390 million on major organic growth projects. In 2008, we estimate that we will spend approximately $250 million to develop these projects and initiate new ones,” said Davis.
Based upon our forecast for 2008, the Partnership currently expects to increase 2008 total distributions 10 percent to $2.56 per unit, with a coverage range of 1.0 to 1.1 times. The Corporation would expect to receive total distributions from the Partnership of $92 million based on this estimate. The 82 percent increase in the Corporation’s distributions will be impacted by the conversion of 12.8 million Series C Subordinated Units to common units in the first quarter of 2008. The Corporation will receive additional incentive distributions as the result of the conversion of these units, and limited partner distributions on the 6.4 million Series C Subordinated Units held by it that converted to common units. The Corporation anticipates direct cash expenses associated with its operations outside the Partnership of approximately $3 million. In addition, the Corporation anticipates that it will incur only nominal current-year income tax expense due to tax loss carryforwards and other tax benefits that it expects to use in 2008. The Corporation also will continue to build its cash balances during the year. Therefore, the Corporation expects to pay dividends of approximately $1.50 per share in 2008, a 58 percent increase over 2007. However, distributions for the Partnership and the Corporation are determined by their respective Boards based upon circumstances present at that time.
Crosstex plans to disclose more detailed guidance in conjunction with its April 2, 2008 analyst conference in Dallas.
CROSSTEX ENERGY, L.P.
Forecast for 2008 Net income
Reconciliation to Distributable Cash Flow
(In millions)

	Range
	Low	High
Net Income	$47	$54
Depreciation and Amortization	$126	$132
Stock-based Compensation	$9	$13
Interest (1)	$86	$90

Adjusted Cash Flow	$268	$289
Interest	$(86)	$(90)
Maintenance Capital Expenditures	$(23)	$(19)

Distributable Cash Flow	$159	$180

(1)	Assumes no equity offerings during 2008.

Crosstex to Hold Earnings Conference Call Today
The Partnership and the Corporation will hold their quarterly conference call to discuss fourth-quarter and full-year 2007 results today, February 29, at 10:00 a.m. Central Time (11:00 p.m. Eastern Time). The dial-in number for the call is 1-888-713-4214, and the passcode is 83258826. Callers outside the United States should dial 1-617-213-4866, and the passcode is 83258826. Investors are advised to dial in to the call at least 10 minutes prior to the call time to register. Participants may preregister for the call at https://www.theconferencingservice.com/prereg/key.process?key=PUKNQQA34. Preregistrants will be issued a pin number to use when dialing in to the live call, which will provide quick access to the conference by bypassing the operator upon connection. Interested parties also can access a live Web cast of the call on the Investors page of Crosstex’s Web site at www.crosstexenergy.com.
After the conference call, a replay can be accessed until March 29, 2008, by dialing 1-888-286-8010. International callers should dial 1-617-801-6888 for a replay. The passcode for all callers listening to the replay is 41235353. Interested parties also can visit the Investors page of Crosstex’s Web site to listen to a replay of the call.
About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates over 5,000 miles of pipeline, 12 processing plants, four fractionators, and approximately 190 natural gas amine-treating plants and dew-point control plants. Crosstex currently provides services for over 3.5 billion cubic feet per day of natural gas, or approximately 7.0 percent of marketed U.S. daily production.
Crosstex Energy, Inc. owns the two percent general partner interest, a 38 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at www.crosstexenergy.com.
Non-GAAP Financial Information
This press release contains a non-generally accepted accounting principle financial measure referred to as Distributable Cash Flow. Distributable Cash Flow includes earnings before non-cash charges, less maintenance capital expenditures and non-cash derivative activity. The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP), with the exception of maintenance capital expenditures and the amortization of put premiums. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. The puts were acquired to hedge the future price of certain natural gas liquids. The net cost of the puts is being amortized against Distributable Cash Flow over their life.

The company believes this measure is useful to investors because it may provide users of this financial information with meaningful comparisons between current results and prior reported results and a meaningful measure of the Partnership’s cash flow after it has satisfied the capital and related requirements of its operations. Distributable Cash Flow is not a measure of financial performance or liquidity under GAAP. It should not be considered in isolation or as an indicator of the Partnership’s performance. Furthermore, it should not be seen as a measure of liquidity or a substitute for metrics prepared in accordance with GAAP. The reconciliation of this measure to net income is included among the following tables.
This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to future net income, future distributable cash flow, future capital expenditures, future cash expenses and future distributions. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include the following: (1) the amount of natural gas transported in the Partnership’s gathering and transmission lines may decline as a result of competition for supplies, reserve declines and reduction in demand from key customers and markets; (2) the level of the Partnership’s processing and treating operations may decline for similar reasons; (3) fluctuations in natural gas and NGL prices may occur due to weather and other natural and economic forces; (4) there may be a failure to successfully integrate new acquisitions; (5) the Partnership’s credit risk management efforts may fail to adequately protect against customer nonpayment; (6) the Partnership may not adequately address construction and operating risks; and (7) other factors discussed in the Partnership’s and the Corporation’s Form 10-K for the year ended December 31, 2007, and other filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
(Tables follow)

CROSSTEX ENERGY, L.P.
Selected Financial & Operating Data
(All amounts in thousands except per unit numbers)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)
Revenues
Midstream	$1,070,122	$706,575	$3,791,316	$3,075,481
Treating	16,462	17,590	65,025	63,813
Profit from Energy Trading Activities	1,910	580	4,090	2,510

	1,088,494	724,745	3,860,431	3,141,804

Cost of Gas
Midstream	965,400	649,351	3,468,924	2,859,815
Treating	1,684	2,104	7,892	9,463

	967,084	651,455	3,476,816	2,869,278

Gross Margin	121,410	79,290	383,615	272,526

Operating Expenses	38,043	28,117	127,759	100,991
General and Administrative	18,518	11,942	61,528	45,694
(Gain) Loss on Derivatives	(1,697)	240	(5,666)	(1,599)
(Gain) Loss on Sale of Property	152	(2,131)	(1,667)	(2,108)
Depreciation and Amortization	30,355	24,548	108,880	82,731

Total	85,371	62,716	290,834	225,709

Operating Income	36,039	10,574	92,781	46,817

Interest Expense and Other	(21,608)	(15,575)	(77,768)	(51,244)

Net Income (Loss) before Minority Interest and Taxes	14,431	(5,001)	15,013	(4,427)

Minority Interest in Subsidiary	26	(8)	(160)	(231)
Income Tax Provision	(309)	134	(964)	(222)

Income (Loss) before Cumulative Effect of Accounting Change	14,148	(4,875)	13,889	(4,880)

Cumulative Effect of Accounting Change	—	—	—	689

Net Income (Loss)	$14,148	$(4,875)	$13,889	$(4,191)

General Partner Share of Net Income (Loss)	$5,808	$4,275	$19,252	$16,456

Limited Partners’ Share of Net Income (Loss)	$8,339	$(9,150)	$(5,363)	$(20,647)

Net Income (Loss) per Limited Partners’ Unit after Accounting Change:

Basic Common Unit	$0.31	$(0.34)	$(0.20)	$(1.09)

Diluted Common Unit	$0.19	$(0.34)	$(0.20)	$(1.09)

Basic and Diluted Senior Subordinated A Unit	$—	$—	$—	$5.31

Weighted Average Limited Partners’ Units Outstanding:

Basic Common Units	26,964	26,614	26,753	26,337

Diluted Common Units	44,074	26,614	26,753	26,337

Basic and Diluted Senior Subordinated A Units	—	—	—	1,495

CROSSTEX ENERGY, L.P.
Reconciliation of Net Income to Distributable Cash Flow
(All amounts in thousands except ratios and distributions per unit)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Net Income (Loss)	$14,148	$(4,875)	$13,889	$(4,191)
Depreciation and Amortization (1)	30,265	24,477	108,617	82,444
Stock-based Compensation	3,648	2,348	12,284	8,557
Financial Derivatives Mark-to-Market	455	1,319	894	3,255
Cumulative Effect of Accounting Change	—	—	—	(689)
Other	119	1,475	253	3,027

Cash Flow	48,635	24,744	135,937	92,403

Amortization of Put Premiums	(2,988)	(1,450)	(9,165)	(4,442)
Maintenance Capital Expenditures	(4,594)	(1,318)	(10,760)	(6,044)

Distributable Cash Flow	$41,053	$21,976	$116,012	$81,917

Minimum Quarterly Distribution (MQD)	$7,278	$6,790	$27,791	$27,136
Distributable Cash Flow/MQD	5.64	3.24	4.17	3.02
Actual Distribution	$25,465	$20,813	$90,783	$79,980
Distribution Coverage	1.61	1.06	1.28	1.02

Distributions per Limited Partner Unit	$0.61	$0.56	$2.33	$2.18

(1)	Excludes minority interest share of depreciation and amortization of $90,000 and $263,000 for the three months and year ended December 31, 2007, respectively, and $72,000 and $287,000 for the three months and year ended December 31, 2006, respectively.

CROSSTEX ENERGY, L.P.
Operating Data

	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006
Pipeline Throughput (MMBtu/d)
LIG Pipeline and Marketing	966,000	756,000	932,000	701,000
South Texas	387,000	336,000	393,000	367,000
North Texas — Gathering	454,000	147,000	341,000	99,000
North Texas — Transmission	318,000	12,000	263,000	16,000
Other Midstream	197,000	174,000	189,000	173,000

Total Gathering and Transmission Volume	2,322,000	1,425,000	2,118,000	1,356,000

Natural Gas Processed and Fractionated (MMBtu/d)
South Louisiana	1,283,000	1,469,000	1,400,000	1,471,000
LIG System	320,000	308,000	317,000	328,000
South Texas	225,000	219,000	222,000	215,000
North Texas	165,000	20,000	118,000	18,000

Total Gas Volumes Processed and Fractionated	1,993,000	2,016,000	2,057,000	2,032,000

Commercial Services Volume (MMBtu/d)	96,000	97,000	94,000	138,000

North Texas Gathering (1)
Wells Connected	51	32	208	78

Treating Plants and Dew Point Control Plants in Service (2)	190	190	190	190

(1)	North Texas Gathering assets were acquired June 29, 2006.

(2)	Treating Plants and Dew Point Control Plants in Service represents plants in service on the last day of the period.

CROSSTEX ENERGY, INC.
Selected Financial & Operating Data
(All amounts in thousands except per share numbers)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)
Revenues
Midstream	$1,070,122	$706,575	$3,791,316	$3,075,481
Treating	16,462	17,590	65,025	63,813
Profit from Energy Trading Activities	1,910	580	4,090	2,510

	1,088,494	724,745	3,860,431	3,141,804

Cost of Gas
Midstream	965,400	649,351	3,468,924	2,859,815
Treating	1,684	2,104	7,892	9,463

	967,084	651,455	3,476,816	2,869,278

Gross Margin	121,410	73,290	383,615	272,526

Operating Expenses	38,045	28,129	127,794	101,036
General and Administrative	19,230	12,352	64,304	47,707
(Gain) Loss on Sale of Property	152	(2,131)	(1,667)	(2,108)
(Gain) Loss on Derivatives	(1,697)	240	(5,666)	(1,599)
Depreciation and Amortization	30,366	24,567	108,926	82,792

Total	86,096	63,157	293,691	227,828

Operating Income	35,314	10,133	89,924	44,698

Interest Expense and Other	(21,532)	(15,496)	(77,358)	(49,277)

Income (Loss) before Gain on Issuance of Partnership Units, Income Taxes and Interest of Noncontrolling Partners in the Partnership’s Net Loss	13,782	(5,363)	12,566	(4,579)
Gain on Issuance of Units of the Partnership	7,461	—	7,461	18,955
Income Tax Benefit (Provision)	(8,335)	124	(11,049)	(11,118)
Interest of Noncontrolling Partners in the Partnership’s Net Income (Loss)	(5,179)	5,704	3,198	13,027

Net Income before Cumulative Effect of Accounting Change	7,729	465	12,176	16,285

Cumulative Effect of Accounting Change	—	—	—	170

Net Income	$7,729	$465	$12,176	$16,455

Net Income per Common Share after Accounting Change:

Basic Earnings per Common Share	$0.17	$0.01	$0.26	$0.39

Diluted Earnings per Common Share	$0.17	$0.01	$0.26	$0.39

Weighted Average Shares Outstanding:

Basic	46,019	45,941	45,988	42,168

Diluted	46,713	46,534	46,607	42,666

Dividends Declared per Common Share	$0.26	$0.22	$0.95	$0.84